Exhibit 1(b)

WCMA TAX-EXEMPT FUND

Certification of Amendment

To Declaration of Trust

The undersigned, constituting at least a majority of the Trustees of WCMA Tax-Exempt Fund (the “Trust”), a business trust organized under the laws of the Commonwealth of Massachusetts, hereby certify that the Trustees of the Trust have duly adopted an amendment to the Trust’s Declaration of Trust, changing the name of the Trust from WCMA Tax-Exempt Fund to BBIF Tax-Exempt Fund, and all references to the name of the Trust in the Declaration are hereby accordingly amended

This Certificate of Name Change Amendment shall become effective on June 18, 2010.

IN WITNESS WHEREOF, the undersigned, constituting at least a majority of the Trustees, have signed this Certificate in duplicate original counterparts and have caused a duplicate original to be lodged among the records of the Trust as required by Section 9.3 day of Article IX of the Declaration of Trust as of the 19th day of May, 2010.

David O. Beim Trustee	Ronald W. Forbes Trustee

Dr. Matina Horner Trustee	Rodney D. Johnson Trustee

Herbert I. London Trustee	Cynthia A. Montgomery Trustee

Joseph P. Platt, Jr. Trustee	Robert C. Robb, Jr. Trustee

Toby Rosenblatt Trustee	Kenneth L. Urish Trustee

Frederick W. Winter Trustee	Richard S. Davis Trustee

Henry Gabbay Trustee

The Declaration of Trust establishing WCMA Tax-Exempt Fund, dated the 30 th day of August, 2002, a copy of which, together with all amendments thereto (the “Declaration”), is on file in the office of the Secretary of the Commonwealth of Massachusetts, provides that no Trustee, shareholder, officer, employee or agent of the Trust shall be held to any personal liability, nor shall resort be had to their private property for the satisfaction of any obligation or claim or otherwise in connection with the affairs of the Trust but the Trust Property only shall be liable.